August 3, 2004

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Filing of Electronic Radio Frequency Identification Device Activated by Radiant Means Design Patent

Tulsa, Okla-(BUSINESS WIRE)-August 3, 2004 EnXnet, Inc. (OTCBB:EXNT-news) - EnXnet, Inc. announces it has filed for Patent rights covering its design for Electronic Radio Frequency Identification Device Activated by Radiant Means (ARFIDTag) Electronic Article Surveillance (EAS) tags.

This design is unique and useful as it allows the adjustment of the operating frequency of RFID tags by external electromagnetic pulse or electromagnetic radiation. The ARFIDTag is powered by the external electromagnetic pulse or radiation emitted by the tag reader when it interrogates the tag. There are several different frequencies and bit rates currently employed by the various manufacturers of these systems which means that no single reader can read all of the RFID tags. ARFIDTag allows a reader to adjust the frequency and bit rate so that any reader can effectively interrogate it.

The Company has been concentrating on developing new EAS tags that offer solutions to problems in widespread application of EAS technology by providing methods and designs simplifying and increasing the flexibility of these systems. It is important to note that all of the Company's new designs and products are compatible with all of the tag readers in operation and can be implemented on the equipment currently in use at all reader locations from manufacturer to delivery of products to the consumer.

Mark Pempsell, Director of Marketing for EnXnet, Inc., had this to say: "We are quite excited with ARFIDTag's unique design. The industries have spoken and we have listened to their concerns. There are numerous companies in the security and tracking industry where their primary goal is the development of software and hardware. EnXnet has taken a different approach by focusing our talent to the security tags. In doing so, we have positioned ourselves to assist the industry in development of versatile and user-friendly security and tracking tags."

Ryan Corley, President of EnXnet, Inc., had this to say: "This is another exciting invention that adds to our family of security tag products."

Be sure to visit EnXnet's website for company products and information: www.enxnet.com.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
Website: www.enxnet.com